UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 13, 2015
Date of Report (Date of Earliest Event)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This Form 8-K/A is filed as an amendment to the Current Report filed by Sotheby’s (the “Company”) under Item 2.05 on November 16, 2015 (the “Original 8-K”). This amendment is being filed to provide Sotheby’s estimate of the charge related to the voluntary separation incentive programs disclosed in the Original 8-K, which was not previously estimable. The programs expired on December 9, 2015, allowing Sotheby’s to provide this estimate. This amendment also provides additional details regarding the expected impact of the voluntary separation incentive programs.

Item 2.05 Costs Associated with Exit or Disposal Activities

As disclosed in the Original 8-K, on November 13, 2015, Sotheby’s announced a series of regional voluntary separation incentive programs (the “Programs”) aimed at reducing headcount and associated compensation costs. The Programs were offered to Sotheby’s employees in jurisdictions where it was practical to do so. Employees who elected to participate in the Programs were accepted only upon approval by Sotheby’s management.
Sotheby’s expects to recognize a charge of approximately $40 million in the fourth quarter of 2015 as a result of the Programs. This charge includes $4 million of accelerated equity compensation expense and $5 million related to 2015 incentive compensation that would have been paid to participants had they remained with Sotheby’s. Taking into account the incremental net cost and expected net savings resulting from the Programs on their own, Sotheby’s expects a payback period of approximately 18 months.
Employee transitions under the Programs will commence on December 31, 2015 and occur throughout the coming year. Sotheby’s currently expects that the Programs will result in a net reduction of approximately 5% of its global headcount of approximately 1,600 employees prior to the implementation of the Programs.
(See statement on Forward Looking Statements.)
FORWARD LOOKING STATEMENTS
This Form 8-K/A contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	December 14, 2015

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